Exhibit 5.1

ONE BATTERY PARK PLAZA
NEW YORK, NEW YORK 10004

WRITER’S DIRECT DIAL:	TELEPHONE: (212) 574-1200	901 K STREET, NW
	FACSIMILE: (212) 480-8421	WASHINGTON, DC 20001
	WWW.SEWKIS.COM	TELEPHONE: (202) 737-8833
FACSIMILE: (202) 737-5184

July 21, 2015

Poseidon Containers Holdings Corp.

c/o Technomar Shipping Inc.

3-5 Menandrou Street

14561, Kifissia

Athens, Greece

Re:	Poseidon Containers Holdings Corp.

Ladies and Gentlemen:

We have acted as counsel to Poseidon Containers Holdings Corp., a company incorporated under the laws of the Republic of the Marshall Islands (the “Company”), in connection with the Company’s Registration Statement on Form F-1 (File No. 333-204968) (the “Registration Statement”) as filed publicly with the U.S. Securities and Exchange Commission (the “Commission”) on June 15, 2015, as thereafter amended or supplemented, with respect to the initial public offering (the “Offering”) of the Company’s common shares, par value $0.01 per share (the “Common Shares”).

In our capacity as counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the “Prospectus”) included in the Registration Statement; and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith, and (iii) all Common Shares will be issued in compliance with applicable U.S. federal and state securities and other laws (other than the laws of the Republic of the Marshall Islands in respect of which we are opining).

Based upon and subject to the foregoing, and having regard for such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands, the Common Shares have been duly authorized and when issued, sold and paid for as contemplated in the Prospectus, the Common Shares will be validly issued, fully paid for and non-assessable.

This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters”, “Tax Considerations—U.S. Federal Income Tax Considerations” and “Tax Considerations—Marshall Islands Tax Considerations” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,
/s/ Seward & Kissel LLP